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                                                                    Exhibit 10.8


                              [Westlake letterhead]

June 5, 2003

Ruth Dreessen
Westlake Chemical Corporation
2801 Post Oak Boulevard, Suite 600
Houston , TX  77056


Dear Ruth:

On behalf of the Westlake Group I am pleased to confirm our offer to you to join Westlake Management Services Corporation as a part-time employee. The provisions of this offer are summarized below.

SECTION

POSITION:           Sr. Vice President & Chief Financial Officer (CFO) and
                    member of our Advisory Board

LOCATION:           Houston, Corporate Office

REPORTING:          You will report to Albert Chao, President.

BASE PAY:           Your monthly pay would be based on an annualized rate
                    of $200,000 a year.

EMPLOYEEBENEFITS:   You understand by agreeing to this offer you will have
                    specifically and irrevocably waived your rights to employee benefits pursuant to this agreement and the provisions of the various plan documents.

SPECIAL BONUSES:    You will be eligible for special bonus payments based upon specific achievements and contributions associated with projects such as mergers and acquisitions, etc. as outlined below.

                    A. If there is a sale of ownership interests of the company to a third party or a private equity offering, but not an IPO or any offerings of the company's shares or securities to the public, resulting in proceeds to the company equal to or greater than $10mm, the bonus compensation would be equal to 2/10 of 1% of the equity value received by the company payable in cash in stock according to the terms of the transaction. In case of stock, some liquidity provisions, e.g., 3-5 years, would be mutually agreed upon.

                    B. Any transaction, other than those in A. above, involving mergers, acquisitions and partial dispositions, and in excess of $10mm transaction value, will result in a bonus payment equal to 1/10 of 1% of the enterprise value of the transaction, payable upon closing in cash.

                    C. Further, at the discretion of the Chairman's Office additional discretionary bonuses may be provided subject to the performance of the company and your individual performance.

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TERMINATION:          In the event of the discontinuance of your services at the
                      Company's or shareholder's request and not for cause:

                      A. You will receive, the greater of, a lump sum payment depending on the year during which the termination occurred as indicated below or the Company's standard severance package:

                           a.   During 1st year - $ 200,000

                           b.   During 2nd year - $150,000

                           c.   During 3rd year - $ 100,000

                           d.   During 4th year - $ 50,000

                           e.   After the 4th year - $0

CLUB: You will become eligible for membership in the University Club under our Corporate Membership Plan.

EXECUTIVE PHYSICAL:   You will be provided with annual executive physical
                      examination at company expense.

STATUS: As a part-time employee you are expected to work an average of not less than 50% of the standard work hours per company policy. Further, you will agree to make yourself available for all management, staff, board and related business meetings to the extent possible and at other times as deemed necessary for the successful completion of projects, programs, and initiatives.

CONFLICT OF INTEREST: You will not take a position or represent interests that would conflict with the company's interests during the term of employment without the prior written consent of the company. Your board position at Better Minerals and Aggregates Inc. is not deemed a conflict with the company's interest unless the business changes in the future for that company.

Ruth, this offer is contingent upon the following.

     |X| The successful completion of a drug-screen. Arrangements will be made to complete this as soon as possible through our HR Department.

     |X| Verification of your eligibility to work in the United States under the provisions of the Immigration and Naturalization Services guidelines. (Verified at employment through two forms of identity, e.g., passport, social security card, etc.)

     |X| Completion of all pre-employment reference and background checks, including a credit check. To help in the completion of this effort please complete and return the enclosed Application for Employment.

We are excited to have you join us as a part of the management team and look forward to many years of working with you as we continue to build Westlake. Once you have completed your review of the summary above please acknowledge your acceptance by signing below and returning a copy to my attention.


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Best regards,

/s/ Albert Chao
------------------------------------------
Albert Chao
President

AGREED:

/s/ Ruth Dreessen
-------------------------------------------
Ruth Dreessen

cc:  D. R. Hansen



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